MACDONALD, DETTWILER AND ASSOCIATES LTD.

                KEY EMPLOYEE SHARE OPTION PLAN ("KESOP 93")

1.   Purposes of the Plan

     The purposes of the Key Employee Share Option Plan ("KESOP 93") of MacDonald, Dettwiler and Associates Ltd. (the "Plan") are (i) to permit key managers of MacDonald, Dettwiler and Associates Ltd. (the "Corporation") and of its subsidiaries options ("Options") to purchase common shares ("Shares") of the Corporation thereby encouraging them to obtain an increased proprietary interest in the enterprise and provide an additional incentive to further its growth and development, (ii) to assist the Corporation in attracting and retaining executives with experience and ability, and (iii) align their thinking with that of the shareholders.

2.   Administration

     Subject to sections 3 and 4 below, the Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the corporation; none of whom shall be employees of the Corporation or its subsidiaries. The Committee shall have full and complete authority to interpret the Plan to prescribe such rules and regulations (including those with respect to the holding of meetings by telephone) and to make such other determinations as it deems necessary or desirable for the administration of the Plan. A majority of the Committee shall constitute a quorum. Acts approved in writing by all members shall be valid acts of the Committee.

3.   Shares subject to the Plan

     The Board of Directors of the Corporation shall authorize from time to time the issue of such number of shares of the Corporation pursuant to the Plan as may be necessary to permit the Corporation to meet its obligations under the Plan or may satisfy its obligations under the plan by way of Shares purchased by or through the market. Subject to any adjustment provided for in section 10, the aggregate number of Shares covered by Options granted to Optionees (as hereinafter defined), with respect to any year, pursuant to the Plan shall not, in any case, ever exceed (i) the total amount of Shares which may be held under option under the guidelines of any stock exchange on which the Shares of the Corporation are listed; and (ii) the ceiling per year set from time to time by the Board of Directors of the Corporation.

4.   Grant of Options

     After a consultation with the Chief Executive Officer and subject to confirmation by the Board of Directors the Committee shall from time to time, on an annual basis, or

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     otherwise as may be determined by the Board of Directors, choose from among key managers those managers ("Optionees") to whom it recommends that Options should be granted and the number of Shares which it recommends be covered by each such grant. The date of confirmation by the Board of Directors of the grant of an Option is hereinafter referred to as the effective date ("Effective Date"). Each Option shall be confirmed by an instrument in writing issued by the Corporation to the Optionee.
     Any Optionee, at the time of granting of an Option, may hold more than one Option.

5.   Subscription Price

     The subscription price for each Share covered by an Option shall be established by the Committee at 100% of the market value (as hereinafter defined) of a Share on the last trading day prior to the Effectie Date.

6.   Option Period

     Each Option shall be exercisabale by the Optionee during a period ("Option Period") established by the Committee which shall terminate not later than ten years after the Effective Date, and also provided that:

          6.1 in the event of the death of the Optionee while in the employ of the Corporation or any subsidiary, the Option Period for Options outstanding at the time of death for which the right to exercise had accrued shall terminate 12 months after the date of death (but not after the termination date of the Option first established by the Committee), and the Optionee's estate shall have the right prior to such termination to exercise the Options at any time with respect to all or, from time to time, with respect to any part of the Shares which the Optionee had not exercised pursuant to such Options. Options for which the right to exercise had not yet accrued may also be similarly exercised by the Optionee's estate;

          6.2 if an Optionee's employment terminates, other than by death or disability, the Option Period for Options then outstanding and vested shall terminate 30 days after the date of termination and the Optionee (or the Optionee's estate in the event of death after termination) shall have the right prior to such termination to exercise the Options which are vested with respect to all or, from time to time, with respect to any part of the Shares which the Optionee had not exercised pursuant to such Options which are vested; all unvested Options shall terminate on the date of any such termination; and

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          6.3  if an Optionee's employment terminates for reason of disability, the Option Period for Options then outstanding shall vest and terminate on the dates as set forth in the Option as if the Optionee were still an employee.

All rights uner an Option unexercised at the termination of the Option Period shall be forfeited.

7.   Exercise of Option

     The Committee may determine at the Effective Date to permit exercise of an Option at certain times during the Option Period and to permit vesting of the Option in varying amounts during the Option Period and if not so determined shall vest as to 20% immediately and as to the remaining 80% shall vest in four equal instalments in the four succeeding years of the Option. An Option may only be exercised after accrual or vesting (with respect to that portion vested), in whole at any time, or in part from time to time. The subscription price for Shares shall be paid in full in cash at the time of exercise of the Option.

8.   Delivery of Share Certificates

     On the exercise of an Option, the Corporation shall deliver to the Optionee or, in the event of death of the Optionee, to the Optionee's estate, certificates for the resulting Shares registered in the name of the Optionee.

9.   Non-assignable

     No Option or any interest therein shall be assignable by the Optionee otherwise than by will or the laws governing the devolution of property in the event of death. During the lifetime of the Optionee the Option shall be exercisable only by the Optionee or the Optionee's legal representative.

10.   Effects of Alteration of Share Capital

     In the event that the outstanding Shares of the Corporation shall be changed into or exchanged for a different number or kind of securities of the Corporation or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision or consolidation, then there shall be substituted for each Share subject to any such Option, for each Share authorized for issuance pursuant to the Plan but not yet covered by an Option and the maximum number of shares issuable with respect to any year, the number and kind of securities into which each outstanding share shall be so changed or for which each such Share shall be exchanged.

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     In the event there shall be any change, other than as specified about in this section, in the number or kind of outstanding Shares of the Corporation or of any securities into which such Shares shall have been changed or for which it shall have been exchanged, then an equitable adjustment shall be made in the number or kind of shares thereto for authorized for issuance pursuant to the Plan but not yet covered by an Option, of the Shares then subject to an Option or Options, and in the maximum number of Shares issuable with respect to any year, such adjustment to be reasonably determined by the Committee and to be effective and binding for all purposes.

     In the case of any such substitution or adjustment as provided for in this section, the Option price in each Share Option agreement for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied. Such variation shall generally require that the number of securities covered by the Option after the relevant event multiplied by the revised Option price shall equal the number of shares covered by the Option prior to the relevant event multiplied by the original Option price. No adjustment or substitution provided for in this section shall require the Corporation in any Share Option agreement to issue a fractional Share and the total substitution or adjustment with respect to each share Option agreement shall be limited accordingly.

11.  Amendment and Termination

     The Board of Directors of the Corporation may from time to time amend, suspend or terminate the Plan in whole or in part. No such amendment, suspension or termination may, without the consent of any Optionee holding Options then issued and outstanding and unexercised, adversely affect the right of such Optionee.

12.  Listing

     The obligation of the Corporation to issue Shares pursuant to the Plan shall be subject to the condition that listing or authorization for listing of such Shares on the stock exchange on which the shares are listed (the "Exchange"), if required, shall have been obtained.

13.  Effective Date of Plan

     The effective date of the Plan shall be June 1, 1993.

14.  Certain Definitions

     For purposes of the Plan:

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     "key managers" shall include the officers or other managers of the
     Corporation, or of any subsidiary of the Corporation, who in the opinion of the Committee have demonstrated a capacity for contributing in a substantial measure to the successful performance of the Corporation or of such subsidiaries;

     "market value" shall mean the closing price for a board lot of Shares on the principal Exchange on which the Shares are listed on the relevant day, or if at least one board lot of Shares shall not have been traded on that day, on the next preceding day for which at least one board lot was so traded and if the Shares are not listed on any Exchange shall mean the market value as established by the Board of Directors at the date of the agreement;

     "retirement" shall mean retirement in accordance with the provisions of the retirement plan of the Corporation or subsidiary covering the Optionee and, if the Optionee is not covered by such a plan, as determined by the Committee; and

     "subsidiary" shall mean any corporation a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or by other subsidiaries.

                       KEY EMPLOYEE SHARE OPTION PLAN

          WHEREAS the board of directors of the Company approved the establishment of the Key Employee Share Option Plan - 1994 (the "Plan");

          AND WHEREAS The Toronto Stock Exchange have requested an annulment to the Plan.

          NOW THEREFORE be it resolved that the Plan be amended by deleting paragraph 3 and replacing it with the following:

"3.  Shares subject to the Plan

     The Board of Directors of the Corporation shall authorize from time to time the issue of such number of shares of the Corporation pursuant to the Plan as may be necessary to permit the Corporation to meet its obligations under the Plan or may satisfy its obligations under the Plan by way of Shares purchased by or through the market. Subject to any adjustment provided for in section 10, the aggregate number of Shares covered by Options granted to Optionees (as hereinafter defined), with respect to any year, pursuant to the Plan shall not, in any case, ever exceed (i) the total amount of Shares which may be reserved for issuance and held under option under this Plan or any other plans granted by the Corporation, 10% of the issued and outstanding Shares of or such other number as may be established under the guidelines of any stock

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     exchange on which the Shares of the Corporation are listed; and (ii) the ceiling per year set from time to time by the Board of Directors of the Corporation."

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